LIFE PARTNERS TO REPORT QUARTERLY RESULTS

WACO, TX — June 24, 2010 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) today announced that it expects to report a 5% increase in net income to $7.8 million or $0.52 per share for the three months ended May 31, 2010, including a one-time charge of $750,445 in deferred revenue.  This one time adjustment had a $0.033 negative impact on net income, after taxes, on the period.  Net income for the period compares to $7.4 million or $0.50 per share reported for the same period last year.

The financial results were in line with the company’s expectations for growth during the year.  The company also expects to report a 50% return on equity and a 75% return on capital for the period.

Brian Pardo, Chief Executive Officer, said, “In the midst of continued turmoil in the financial markets, we are proud to post another outstanding quarter and expect to continue to grow our revenues and net income.  Individual and institutional investors all over the world are realizing the value of life settlements and are turning to us because of our experience, our infrastructure, and our leadership in the life settlement industry.”

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 114,000 transactions for its worldwide client base of over approximately 26,000 high net worth individuals and institutions in connection with the purchase of over 6,300 policies totaling over $2.5 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

LPHI-G

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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